Exhibit 10.49

EMPLOYMENT AGREEMENT

between

Catalent Pharma Solutions GmbH                Employer
Riedstrasse 1
6330 Cham, Switzerland
and

        Employee
Jonathan Arnold
Erlistrasse 8
6312 Steinhausen

The Employer and the Employee are also referred to as ”Party“ or “Parties“

EMPLOYMENT AGREEMENT

Upon the terms and subject to the conditions of this employment agreement (the “Employment Agreement”) the Parties agree as follows:

I.	BEGINNING OF EMPLOYMENT
The employment of the Employee (the “Employment”) starts on January 1st 2018. For the purposes of calculating the Employee’s seniority with the Company, his original start date with the group of November 7th 2011 shall be relevant.

II. POSITION

A.	Function
The Employee shall assume the function as President, Oral Drug Delivery Business Unit.

B.	Duties and Responsibilities

Exhibit 10.49

It is understood that the duties and responsibilities arising out of the above function includes all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Agreement. Upon consultation with the Employee, the Employer may assign to the Employee any additional or new duties or responsibilities as deemed reasonable or appropriate by the Employer in the course and fulfilment of its business.

The Employee is not entitled to work for any third party or to engage in any gainful employment without the written approval of the Employer.

III. PLACE OF WORK
The Employee’s principal place of work shall be in Cham at the main office of the Employer.
Nevertheless, the Employee understands and agrees that he may, in the course of the Employment and where reasonably requested by the Employer, be required to travel to and work in other places and countries in order to perform his obligations and duties under the Employment Agreement.

IV. COMPENSATION

A.	Base Salary
The Employee shall receive an annual base salary in CHF corresponding to USD 400,000 as of January 1st 2018 rate of exchange (the “Base Salary”), payable in monthly instalments at the end of the month, plus any mandatory contributions for children allowances.
The employee shall receive a monthly car allowance of CHF 2,312.50.

B. Bonus /Participation Plan
Furthermore, the Employee shall participate in the Management Inventive Plan (MIP) (“bonus”). The potential incentive target bonus for the fiscal year (July 1 - June 30) will be 75% of the annual Base Salary. The Bonus Incentive earned will be based on the level of achievement of Company, business unit, and of personal goals. Furthermore, the bonus shall serve as an incentive to stay with the Company.
The Company is entitled to amend the bonus plan annually and particularly taking into account the Company’s financial situation.
Payment of the bonus will be effected after the end of the fiscal year in September. In addition to the achievement of goals as a precondition of the bonus entitlement, the bonus shall only be paid out to the Employee if the Employee has not terminated this Employment Agreement or if this Employment Agreement has not ended by separation agreement at the Employee’s initiative or otherwise caused by the Employee on or before 30 September following the end of the Fiscal Year.
In the event of a termination by the Employee, the Employee is not eligible for any bonus.

Exhibit 10.49

The employee is entitled to participate in the Long Term Incentive Plan. The details of which are contained in a separate document”

C. Deductions
From the salary (as defined by the applicable laws and regulations) any portions of Employee’s social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage compensation), ALV (Unemployment insurance), UV (Accident insurance), premium to pension scheme (cp. Regulations of the pension fund), premiums for a daily allowance insurance and withholding taxes, if any, will be deducted and withheld by the Employer from the payments made to the Employee.

D.     Expenses
The Employee shall be entitled to reimbursement by the Employer of out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement. However the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Employer possibly established and amended from time to time.

V. TERMINATION

A.    Termination
Termination is in line with the Severance agreement which is covered in a separate document.
The Employment is being terminated automatically at the end of the month in which the Employee reaches the ordinary retirement age according to the federal law of old-age and surviving dependents insurance (AHVG).

B.    Termination for Cause
The Employment Agreement may be terminated by either Party for cause pursuant to Article 337 of the Swiss Code of Obligations at any time.

VI. WORKING TIME
The weekly working hours for the Employee are at least 40 hours per week.
The Employee shall work extra hours and overtime, if required and to the extent such work can reasonably be expected in good faith.

Exhibit 10.49

The Base Salary as defined in Section IV.A includes any and all remuneration for such overtime, and the Employee shall have not entitlement to additional compensation for such overtime, whether in cash nor in kind.

VII. VACATION
The Employee is entitled to twenty-five (25) business days of vacation per calendar year.
The Employer has the right to determine when the Employee shall take vacation. However, the Employer shall take the Employee’s requests in due consideration.

The vacation entitlement is based on one complete calendar year. For the year in which the Employment relationship begins or ends, the vacation entitlement is calculated pro rata temporis.

VIII. HOLIDAYS AND COMPELLING ABSENCE

a.	Holidays
On federal and cantonal Holidays the Employee is not obliged to work. The Employee is not entitled for any compensation for such holidays when such holidays are on weekends.

b.	Compelling Absences
To the extent necessary or required, the Employee is eligible to take time off for compelling reasons (as specified below).
Compelling Absences include, but are not limited to, the following events for which the time off as set forth below apply (stated in business days):
Marriage of Employee:                    3 days
Attendance of wedding of Employee’s child:        1 day
Birth of Employee’s child:                1 day
Death or illness of
Spouse/partner or children
living in the same household:            3 days
Other family member:                       1 - 3 days
Moving:                            1 day
Medical or dental care:                    as required
Exams approved by the federal authorities or similar:    up to 6 days

Exhibit 10.49

Compelling Absences do not constitute a ground for a deduction of the Employee’s entitlements to the Base Salary or vacation, unless the absence exceeds the time period as set forth above.

IX. ILLNESS AND ACCIDENT

a.	Medical Certificate
If the Employee’s absence exceeds two business days, the Employee shall, as soon as practicable furnish a medical certificate. However, the Employer reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. The Employer is entitled to ask the Employee to consult a medical examiner at the Employer’s expense.

b.	Daily Allowance Insurance
The Employer maintains 100% of the Employee’s salary if the Employee is prevented from performing his duties arising out of or relating to the Employment due to illness (not deliberately self-inflicted by the Employee) or due to an accident (not deliberately self-inflicted by the Employee) as follows:

during the 1st year of service:            during 4 weeks
from 2 years of service:                during 9 weeks
from 4 years of service:                during 14 weeks
during the 9th year of service:            during 15 weeks
from 10 years of service:            during 17 weeks
from 12 years of service:            during 18 weeks

for each additional year of service:	1 additional week per year

The contributions corresponding to the daily allowance insurance, and accidents insurance can be set off by the Employer from the salary payments.
Thereafter, the Employee may receive daily allowance insurance payments from the respective daily allowance insurer, provided that the conditions of the collective daily allowance insurance are being met and that the Employee complies with the conditions of the collective daily allowance insurance and with the directives of the Employer.
Premiums for the daily allowance insurance are paid on half each by the Employer and the Employee.

c.	Occupational and Non-occupational Accidents

Exhibit 10.49

During the Employment the Employee is insured for occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Employer. Premiums for non-occupational accident insurance are paid on half each by the Employer and the Employee.

X. INTELLECTUAL PROPERTY RIGHTS
The Employer is entitled to all intellectual property created or discovered by the Employee in the course of or in connection with the employment (notwithstanding whether in pursuance or fulfilment of a contractual duty or not, whether individually or with the assistance of any other individual or entity), and all such work results, intellectual property and related rights vest irrevocably in the Employer. This transfer and assignment of work results, intellectual property and related rights are worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future. To the extent work results or intellectual property and related rights cannot be validly assigned, the Employee herewith grants to the Employer a worldwide, irrevocable, exclusive, transferable and sublicensable, royalty-free, unlimited and unrestricted license to use, modify, develop and exploit such work results, intellectual property and related rights, including the right to sub-license. Compensation for the transfer of these Intellectual Property Rights or their licensing, respectively, is included in the Base Salary according to Section IV.A.
To the extent permitted by law, the Employee agrees not to put forward any claim regarding possible moral rights in connection with any work under this section.

The Employee will, upon first demand of the Employer, execute any documents, declarations, deeds or assignment or similar as may be requested by the Employer for evidence or perfection of the above transfer and assignment.

XI. DATA PROTECTION AND PRIVACY
The Employer will comply with the Swiss Data Protection Act. The Employer will only collect personal data of the Employee insofar as necessary to assess the Employee’s suitability for the job, for the execution and performance of the Employment and the obligations resulting therefrom or if required to do so by law.
The Employee herewith acknowledges and agrees that personal data may be transferred to, and processed by, affiliated companies of the Employer and further third parties within and outside of Switzerland if such transfer is required in connection with the Employment, the execution of the Employment Agreement, the performance of any obligations resulting from the Employment, the work organization of the Employer or otherwise required by Swiss law or the laws of any other relevant jurisdiction. The Employer shall ensure that personal data will be secured against unauthorized access if a transfer is contemplated.
.
XII. CONFIDENTIALITY

Exhibit 10.49

The Employee will have access to confidential and proprietary information relating to the business and operations of the Employer, other group companies and their clients. Such confidential and proprietary information constitutes a unique and valuable asset of the Employer and other group companies and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Employer or another group company, would be wrongful and would cause irreparable harm to the Employer or other group companies.
The Employee is under strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly use for any purpose other than for the sole benefit of the Employer or another group company, or disclose or permit to be disclosed to any third person or entity, any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.
The Employee may not make any statement to the media, as far as she is not authorized to do so by the responsible executive.
Upon termination of this Employment Agreement for any reason, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer or another group company in his possession or open to his access, including all designs, customer and price lists, printed material, documents sketches, notes, draft as well as copies thereof, regardless whether or not the same are originally furnished by the Employer or another group company.
The Employer reserves the right to the remedy of specific performance of the Employee’s obligations in addition to any damages and filing a request for criminal charges.

XIII. MISCELLANEOUS

A.	Entire Agreement
This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

B.	Severability
Should any of the provisions of the Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision to the greatest extent consistent with the spirit and purpose of the Employment Agreement and the invalid provision.

C.	Amendments
Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed only in writing.

Exhibit 10.49

D.	Governing Law and Jurisdiction
This Employment Agreement shall be construed in accordance with and governed by Swiss law.
Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Employee normally performs his duties.

E.	Relocation

Relocation of the Employee and his family to Switzerland has been discussed and agreed upon in terms of timing and package. A separate document outlining the accompanying benefits is attached. International School Education for 2 dependent children will be provided. This provision is subject to review 3 years from the date of relocation.

        F.    Support with Tax filing in US and Switzerland
Preparation and submission support of tax filing in U.S. and Switzerland will be provided for the tax years 2017 and 2018. In addition assistance will be provided when, as a result of equity grants, vesting or exercising of options as prior grants that have been earned in both the U.S. and Switzerland.

Signatures
Catalent Pharma Solutions GmbH (Employer)

______________________                ______________________
Place, date                        Frederic Gilot
Managing Director

Jonathan Arnold (employee)

______________________                    ______________________
Place, date